Exhibit 12.1

STAR GAS PARTNERS, L.P.

STATEMENT OF COMPUTATION OF EARNINGS TO FIXED CHARGES

(In Thousands of Dollars, Except Ratio)

	Fiscal Years Ended September 30,					Three Months Ended December 31,
	1998	1999	2000	2001	2002	2001	2002
Earnings:
Income (loss) before income taxes and cumulative effect of change in accounting principle	$(930)	$(44,330)	$1,845	$(5,217)	$(12,625)	$11,650	$20,615
Add:
Interest expense	8,103	15,782	27,318	34,464	40,881	10,456	8,807
Interest component of rent expense(a)	400	1,467	2,667	3,000	4,333	1,031	1,111

	$7,573	$(27,081)	$31,830	$32,247	$32,589	$23,137	$30,533

Fixed charges:
Interest expense	$8,103	$15,782	$27,318	$34,464	$40,881	$10,456	$8,807
Interest component of rent expense(a)	400	1,467	2,667	3,000	4,333	1,031	1,111

	$8,503	$17,249	$29,985	$37,464	$45,214	$11,487	$9,918

Ratio	*	*	1.1x	*	*	2.0x	3.1x

(a)	One third of rent expense is the portion deemed representative of the interest component.
*	Ratio is less than 1:1. Deficiencies are $930, $44,330, $5,217 and $12,625 for the fiscal years ended September 30, 1998, 1999, 2001 and 2002, respectively.

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